Exhibit (n)(2)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders’ of
Main Street Capital Corporation
     We have audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) the consolidated financial statements of Main Street Capital Corporation and the combined financial statements of Main Street Mezzanine Fund, LP and Main Street Mezzanine Management, LLC referred to in our report dated March 18, 2008 (except for Note A2 as to which the date is November 26, 2008), which is included in the Registration Statement and Prospectus. Our audits of the basic financial statements include the schedule of Senior Securities included in the Registration Statement and Prospectus on page 43 which is the responsibility of the Company’s management. In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.
/s/ GRANT THORNTON LLP
Houston, Texas
November 26, 2008